News Release
Babcock & Wilcox Announces Solid First Quarter 2016 Results
- First Quarter GAAP EPS of $0.20, Adjusted EPS of $0.27
- Global Power Gross Profit Increased 19.3%
- Reaffirm Guidance Range of $1.25 - $1.45 Adjusted EPS for 2016

(CHARLOTTE, N.C. – May 10, 2016) – Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) announced today first quarter 2016 revenues of $404.1 million, an increase of $7.0 million, or 1.8%, from the first quarter of 2015. GAAP earnings per share for the first quarter of 2016 were $0.20 compared to $0.21 in the first quarter of 2015. Adjusted earnings per share, which excludes the impact of spin-off transaction costs and restructuring for the quarter, were $0.27 for the three months ended March 31, 2016 compared to $0.26 in the prior year period.

"First quarter performance exceeded our internal projections and provided a solid start to 2016," said Mr. E. James Ferland, Chairman and Chief Executive Officer. "Strong performance in Global Power is expected to offset challenges in Industrial Environmental throughout the year as the soft climate for U.S. industrial markets persists in the near-term. We are reaffirming our 2016 guidance range of $1.25 to $1.45 adjusted EPS."

Results of Operations

Consolidated revenues for the first quarter of 2016 were $404.1 million, an increase of 1.8%, compared to $397.2 million for the first quarter of 2015 due to increased revenues in Global Power and Global Services more than offsetting a decrease in Industrial Environmental revenues. GAAP operating income for the first quarter of 2016 and 2015 was $17.3 million in both years even with approximately $3.0 million of additional costs as a stand-alone company in the 2016 period. In the first quarter 2016, strong performance in Global Power and improved equity income from our Asian joint ventures offset an unfavorable revenue mix in Global Services and slower sales in Industrial Environmental. Adjusted operating income in the first quarter of 2016 was $21.3 million, an increase of $0.2 million, compared to adjusted operating income of $21.1 million in the first quarter of 2015.

First quarter 2016 revenues for the Global Power segment increased 5.3% to $130.5 million in the quarter compared to $123.9 million in revenues in the prior year period driven by an increase in new build steam projects that was partially offset by a decline in new build environmental projects. Gross profit in the Global Power segment was $24.4 million, a 19.3% increase compared to $20.4 million for the same period in 2015 due to increased volume and a higher amount of net project improvements from favorable milestone achievements.

Revenues in the Global Services segment were $241.2 million in the three months ended March 31, 2016, versus $232.2 million in the corresponding period in 2015, an increase of $9.0 million primarily related to increased construction work partially offset by lower projects and parts revenues. The Global Services segment reported a gross profit of $48.2 million in the first quarter of 2016, which was $5.1 million less than the gross profit of $53.3 million in the prior year first quarter primarily due to the mix of construction and services activities.

The Industrial Environmental segment contributed $32.5 million in revenues this period compared to $41.1 million in the first quarter of 2015, a decrease of $8.6 million due to lower environmental solutions product sales. Gross profit in the Industrial Environmental segment was $7.6 million in the first quarter of 2016, a $2.1 million decrease compared to $9.7 million in the prior year period primarily due to lower revenue as a result of the soft U.S. industrial market.

"Beyond our strong core operations, we continue to expect to announce one to two acquisitions this year. We remain engaged in multiple promising opportunities," Mr. Ferland said. "Our balanced capital allocation strategy favors acquisitions to diversify the business, but has allowed us to put in place a meaningful share repurchase program while we work to complete transactions that we expect will provide long-term earnings growth."

Liquidity

The Company’s cash and cash equivalents balance, net of restricted cash, decreased $78.4 million to $286.8 million at the end of the first quarter of 2016, reflecting project timing and the impact of the share repurchase program. The consolidated cash position includes $210.8 million in non-U.S. cash. The Company continues to expect the free cash flow conversion rate will be between 75% and 100% of net income for the full year 2016.

Share Repurchase Program

The Company repurchased 1.8 million shares of our common stock for $34.7 million during the first quarter of 2016 under a $100 million share repurchase program that was authorized in 2015 by the Board of Directors. The Company expects to repurchase the remaining $34.1 million of our common stock authorized by the current program by the end of the third quarter of 2016.

The Company may utilize various methods to effect the repurchases and the timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time. The pace of buy-backs beyond the first quarter of 2016 will be determined based on the status of potential acquisitions as well as market conditions.

Conference Call to Discuss First Quarter 2016 Results

Date:        Wednesday, May 11, 2016, at 8:30 a.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to backlog, to the extent they may be viewed as an indicator of future revenues; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2016; our projected operating margin improvements, savings and restructuring costs; and growth through acquisitions. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, disruptions experienced with customers and suppliers; the inability to successfully operate independently following the spin-off; the inability to retain key personnel; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including the our annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 5,700 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Leslie Kass         Ryan Cornell

Vice President, Investor Relations and Communications	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended March 31, 2016
	GAAP	Restructuring	Spin Costs	Non-GAAP
Operating income (loss)	$17.3	$2.1	$1.9	$21.3
Income tax (expense) benefit	(6.6)	(0.8)	0.6	(6.8)
Net income (loss)	$10.6	$1.3	$2.5	$14.4
Net loss attributable to non-controlling interest	(0.1)	—	—	(0.1)
Net income (loss) attributable to B&W shareholders	$10.5	$1.3	$2.5	$14.3

Diluted EPS - continuing operations	$0.20	$0.02	$0.05	$0.27

Income tax rate	38.5%			32.2%

	Three Months Ended March 31, 2015
	GAAP	Restructuring	NE segment allocation	Non-GAAP
Operating income (loss)	$17.3	$2.4	$1.4	$21.1
Other income (expense)	(0.3)	—	—	(0.3)
Income tax (expense) benefit	(5.7)	(0.9)	(0.4)	(6.9)
Net income (loss)	$11.4	$1.5	$1.0	$13.8
Net loss attributable to non-controlling interest	(0.1)	—	—	(0.1)
Net income (loss) attributable to B&W shareholders	$11.3	$1.5	$1.0	$13.8

Diluted EPS - continuing operations	$0.21	$0.03	$0.02	$0.26

Income tax rate	33.4%			33.4%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information, particularly adjusted EPS and adjusted operating income, regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues	$404.1	$397.2
Costs and expenses:
Cost of operations	324.0	313.8
Research and development costs	2.8	4.5
Selling, general and administrative expenses	58.7	57.1
Restructuring activities and spin-off transaction costs	4.0	2.4
Total costs and expenses	389.5	377.7
Equity in income (loss) of investees	2.7	(2.1)
Operating income	17.3	17.3
Other income (expense):
Interest income	0.3	0.2
Interest expense	(0.4)	(0.1)
Other – net	0.1	(0.3)
Total other income (expense)	0.0	(0.3)
Income before income tax expense	17.2	17.0
Income tax expense	6.6	5.7
Income from continuing operations	10.6	11.4
Income from discontinued operations, net of tax	—	1.4
Net income	10.6	12.7
Net income attributable to noncontrolling interest	(0.1)	(0.1)
Net Income attributable to shareholders	$10.5	$12.7

Amounts attributable to shareholders:
Income from continuing operations	$10.5	$11.3
Income from discontinued operations, net of tax	—	1.4
Net Income attributable to shareholders	$10.5	$12.7

Basic earnings per share - continuing operations	$0.20	$0.21
Basic earnings per share - discontinued operations	—	0.03
Basic earnings per share	$0.20	$0.24

Diluted earnings per share - continuing operations	$0.20	$0.21
Diluted earnings per share - discontinued operations	—	0.03
Diluted earnings per share	$0.20	$0.24

Shares used in the computation of earnings per share:
Basic	51,627	53,388
Diluted	52,221	53,573

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Balance Sheets(1)
(In millions, except per share amounts)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$286.8	$365.2
Restricted cash and cash equivalents	37.2	37.1
Accounts receivable – trade, net	272.9	291.2
Accounts receivable – other	50.2	44.8
Contracts in progress	158.0	128.2
Inventories	91.0	90.1
Other current assets	28.1	21.5
Total current assets	924.3	978.2
Property, plant and equipment - gross	335.3	330.0
Accumulated depreciation	(186.8)	(184.3)
Net property, plant and equipment	148.5	145.7
Goodwill	201.8	201.1
Deferred income taxes	187.7	190.7
Investments in unconsolidated affiliates	92.8	92.2
Intangible assets	36.7	37.8
Other assets	18.3	17.4
Total assets	$1,610.1	$1,663.0

Short-term line of credit	$3.1	$2.0
Accounts payable	164.3	175.2
Accrued employee benefits	40.2	51.5
Advance billings on contracts	213.1	229.4
Accrued warranty expense	42.2	39.8
Other accrued liabilities	63.0	63.5
Total current liabilities	526.0	561.4
Accumulated postretirement benefit obligations	28.4	27.8
Pension liabilities	279.1	282.1
Other liabilities	45.7	43.4
Total liabilities	879.1	914.6
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200.0 million shares; issued 50.9 million and 52.5 million shares at March 31, 2016 and December 31, 2015, respectively	0.5	0.5
Capital in excess of par value	795.4	790.5
Treasury stock at cost, 3.2 million and 1.4 million shares at March 31, 2016 and December 31, 2015, respectively	(61.7)	(25.4)
Retained earnings	11.5	1.0
Accumulated other comprehensive income (loss)	(15.5)	(18.9)
Stockholders' equity attributable to shareholders	730.2	747.7
Noncontrolling interest	0.8	0.7
Total stockholders' equity	731.0	748.4
Total liabilities and stockholders' equity	$1,610.1	$1,663.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Cash Flows(1)
(In millions)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net Income	$10.6	$12.7
Non-cash items included in net income:
Depreciation and amortization	6.3	11.6
(Income) loss of equity method investees, net of dividends	(2.7)	2.1
Provision for (benefit from) deferred taxes	—	4.3
Recognition of (gains) losses for pension and postretirement plans	—	0.1
Stock-based compensation charges	4.9	—
Changes in assets and liabilities:
Accounts receivable	17.5	18.3
Accounts payable	(16.0)	(21.6)
Contracts in progress and advance billings on contracts	(46.1)	33.2
Inventories	(1.0)	(0.6)
Income taxes	(0.4)	(6.1)
Accrued and other current liabilities	1.3	1.4
Pension, accrued postretirement and employee benefits	(15.0)	(7.0)
Other, net	2.6	4.0
Net cash from operating activities	(37.9)	52.4
Cash flows from investing activities:
Decrease (increase) in restricted cash and cash equivalents	(0.1)	2.2
Purchases of property, plant and equipment	(4.0)	(5.8)
Intangible asset additions	(0.3)	—
Purchases of available-for-sale securities	(8.0)	(4.4)
Sales and maturities of available-for-sale securities	6.5	0.3
Proceeds from (cost of) asset disposals	(0.3)	—
Net cash from investing activities	(6.2)	(7.7)
Cash flows from financing activities
Increase in short-term borrowing	1.1	—
Net transfers from former Parent	—	(25.1)
Repurchase of shares of common stock	(36.3)	—
Other	—	—
Net cash from financing activities	(35.2)	(25.1)
Effects of exchange rate changes on cash	1.0	(6.9)
Cash flows from continuing operations	(78.4)	12.7
Cash flows from discontinued operations:
Operating cash flows from discontinued operations, net	—	(4.7)
Investing cash flows from discontinued operations, net	—	(0.1)
Net cash flows from discontinued operations	—	(4.8)
Net increase (decrease) in cash and equivalents	(78.4)	7.9
Cash and equivalents, beginning of period	365.2	218.7
Cash and equivalents, end of period	$286.8	$226.6

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS:	Three Months Ended March 31,
	2016	2015
REVENUES:
Global Power	$130.5	$123.9
Global Services	241.2	232.2
Industrial Environmental	32.5	41.1
	404.1	397.2
GROSS PROFIT:
Global Power	24.4	20.4
Global Services	48.2	53.3
Industrial Environmental	7.6	9.7
	$80.2	$83.4

BOOKINGS:	Three Months Ended March 31,
	2016	2015
Global Power	$195.5	$453.7
Global Services	172.5	221.6
Industrial Environmental	32.5	55.8
	$400.5	$731.1

BACKLOG:	As of March 31,
	2016	2015
Global Power	$1,184	$1,281
Global Services	1,073	1,213
Industrial Environmental	67	87
	$2,324	$2,581

(1) Figures may not be clerically accurate due to rounding.